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                                                                      EXHIBIT 10

                    SEPARATION AGREEMENT AND GENERAL RELEASE

     This Agreement is by and between GTE Service Corporation (the "Company") and Thomas W. White ("White").

                                     PART I

     In consideration of the provisions in Part II, the Company agrees as follows:

     1. White will be eligible for the following:

        (a) A prorated payment (9/12ths) under the GTE Corporation 1997 Executive Incentive Plan ("EIP") for the 1999 Plan Year, provided that such payment will be in an amount determined by, and subject to the approval of, the Executive Compensation and Organizational Structure Committee of the Board of Directors or its designee ("ECC").

        (b) A prorated Performance Bonus (9/36ths) under the GTE Corporation 1997 Long-Term Incentive Plan for the 1999-2001 Award Cycle, provided that, except as specifically limited by the following sentence, such payment will be governed by the terms of the LTIP and the relevant Performance Bonus Agreement (including, but not limited to, those provisions in paragraph 7(a) which provide for non-payment of an award in the event the participant engages in prohibited competitive activities), and will be in an amount determined by, and subject to the approval of, the ECC. Notwithstanding the foregoing, Section 8 ("Payment after Change in Control") of the Performance Bonus Agreement for the 1999-2001 Award Cycle shall not be applicable, under any circumstances, to any payment made pursuant to this paragraph and, thus, White will not be eligible for the Target Payment provided for by Section 8.

        (c) A Merger Implementation and Retention Bonus, pursuant to the terms of the agreement dated January 11, 1999 governing same (including, but not limited to, those provisions concerning forfeiture and repayment upon breach of covenants contained in that agreement) and subject to, as provided for in that agreement, closing of the proposed merger with Bell Atlantic Corporation or a subsidiary thereof.

        Any payment under this section shall be made at the time such payments are made to similarly situated executives. White will not be eligible to defer any portion of, and will not be eligible for an Equity Participation Program match on, any portion of such payments.

     2. By making this Agreement, the Company does not admit that it has done anything wrong, and the Company specifically states that it has not committed any tort, breach of contract, or violation of any federal, state, or local statute or ordinance.

                                     PART II

     In consideration of the provisions in Part I, White agrees as follows:

     1. Effective October 1, 1999, White irrevocably resigns from his position with the Company and from any officer, director, or other positions he holds for GTE Corporation or any of its affiliates, and from any internal or external Boards where he represents GTE (as defined in paragraph 3 below). White agrees not to seek reinstatement, recall, or future employment with GTE on or after the date of this Agreement.

White agrees that GTE retains the right to make future organizational changes, including but not limited to the right



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to combine, create, and/or fill positions, including, but not limited to, his former position. He agrees, further, that he is not eligible for and will not seek an alternative position with GTE (as defined in paragraph 3 below) prior to his separation from employment.

     2. White agrees and understands that the prorated EIP and LTIP payments described in Part I, paragraph 1 above are more than any payments or benefits due to him under the Company's policies or practices. Except as relating to severance benefits available to him under his Executive Severance Agreement or any bonus to which he may become entitled under his Merger Implementation and Retention Bonus agreement, White waives and forever discharges GTE (as defined in paragraph 3 below) from any liability to provide any notice of termination, including but not limited to any notice under the Worker Adjustment and Retraining Notification Act, or to pay any salary, bonus (short or long term), salary continuance, separation pay, severance pay, retention bonus, or pay, retirement incentive, or payments or benefits arising under any other plan, policy, practice, or program (offered on a qualified or non-qualified or voluntary or involuntary basis) which may have been payable as a result of the termination of his employment, except as provided in paragraph 3 below. White agrees that, should the Company offer any retirement incentive, early retirement, or voluntary or involuntary separation plan or program on or after the date of this Agreement, he shall not be eligible to participate. In addition, White has not relied on any statement, agreement, or promise of eligibility for any benefits, other than those set forth in this Agreement.

     3. White agrees to release GTE Service Corporation, GTE Corporation, Bell Atlantic Corporation, any related and affiliated companies, and their successors (including, after the merger, Bell Atlantic Corporation and any affiliated companies), and any and all current, former and future directors, employees, officers, agents, and contractors of these companies, and any and all employee pension or welfare benefit plans of these companies, including current and former trustees and administrators of these plans (the entities and persons referenced above are collectively referred to in this Agreement as "GTE") from all known and unknown claims, charges, or demands White may have based on his employment with GTE or the termination of that employment, including a release of any rights or claims White may have under the Age Discrimination in Employment Act ("ADEA"), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991, which prohibit discrimination in employment based on race, color, sex, religion, and national origin; the Americans with Disabilities Act, which prohibits discrimination based upon disability; Section 1981 of the Civil Rights Act of 1866, which prohibits discrimination based on race; the Employee Retirement Income Security Act, which governs employee benefits; any state laws against discrimination; or any other federal, state, or local statute or common law relating to employment. This includes a release by White of any claims for wrongful discharge, breach of contract, employment-related torts, or any other claims in any way related to White's employment with GTE or the termination of that employment.

This release does not include, however, a waiver of any claim to the payments provided for by this Agreement or any right White may have to vested benefits under any pension, savings, or deferred compensation plan; pay for banked and accrued (but unused) vacation; or any severance payments to which he is entitled under his Executive Severance Agreement.

     4. White has not filed and promises not to file, or permit to be filed on his behalf, any lawsuit or complaint against GTE regarding the claims released in Part II, paragraph 3 above. White also promises to opt out of and to take such other steps as he has the power to take to disassociate himself from any class seeking relief against GTE regarding any claims released in Part II, paragraph 3. If a court, administrative agency, arbitrator, or any other decision maker with authority awards White money damages or other relief, with respect to claims released in Part II, paragraph 3, White hereby assigns to the Company all rights and interest in such money damages and other relief.



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     5. White agrees not to disclose the terms of this Agreement, that this
Agreement exists, or that he received any payments from the Company to anyone except his attorney, his financial planner, or his immediate family. If he does disclose the terms of this Agreement to his immediate family, his financial planner, or his attorney, he will advise them that they must not disclose the terms of this Agreement.

     6. White acknowledges that, during his employment with GTE, he has had access to confidential information relating to GTE. White will not use or disclose any such confidential information without first obtaining the consent of the Company.

White agrees to comply with the provisions of GTE H.R. Policy 412 (Attachment I) provided that, in the event of a conflict between Policy 412 and this Agreement, the terms of this Agreement shall take precedence. Contemporaneously with the execution of this Agreement, if White has not executed a copy of the Business and Scientific Information Agreement, White shall do so (Policy Attachment A). Upon his termination, White shall execute Policy Attachment D.

White further agrees to take no action that would cause GTE (including its employees, directors, and shareholders) embarrassment or humiliation or otherwise cause or contribute to GTE (including its employees, directors, and shareholders) being held in disrepute by the general public or GTE's clients, shareholders, customers, federal or state regulatory agencies, employees, agents, officers, or directors.

White will cooperate and make all reasonable efforts to assist the Company in any investigation of matters involving GTE. White also agrees to testify as a witness and be available for interviews and to assist GTE in preparation for any legal proceedings involving GTE in which White has direct knowledge or specific expertise. White will be compensated appropriately and reimbursed for reasonable expenses.

Nothing in this Agreement shall be construed to prevent White from giving compelled truthful testimony before any federal or state agency or in any judicial proceeding; provided that, in order to permit GTE to seek an injunction or other judicial relief, he will timely notify GTE in advance of any such proceeding in which he expects to be called to testify or for which he has received a subpoena.

     7. White acknowledges and agrees that GTE has the right to seek injunctive relief in order to preclude White from engaging in activity that would constitute or result in a breach of his obligations under this Agreement. White further agrees, without limiting GTE's right to injunctive relief to preclude any breach or further breach, that GTE will be entitled to recover liquidated damages in the amount of $50,000 if he breaks his promises in Part II, paragraphs 1-6 of this Agreement. These liquidated damages are based upon the parties' recognition that damages to GTE due to White's breaking of these promises are not capable of measurement with any degree of certainty. The amount specified is not to be considered a penalty, but solely as liquidated damages. If White breaches this Agreement or files a lawsuit or complaint regarding claims White has released, in addition to the liquidated damages described above, White will pay for all costs incurred by GTE, including reasonable attorneys' fees, in defending against his claim or in any suit by GTE to enforce this Agreement.

     8. White understands that he has been given 21 days to review and consider this Agreement before signing it. White further understands that he may use as much of this 21-day period as he wishes prior to signing this Agreement.

     9. White may revoke this Agreement within seven days after he signs it. If White wishes to revoke this Agreement within this seven-day period, written notice of revocation should be delivered to the office of J. Randall MacDonald, by the close of business seven days after White signs the Agreement. This Agreement will not become effective or enforceable until seven days after White signs it. If White revokes this Agreement, it will not be effective or enforceable, and he will not receive the benefits described in Part I, paragraph 1.



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     10. White agrees that the Company advised him to consult with an attorney before signing this Agreement.

     11. The parties participated jointly in the negotiation of this Agreement, and each party had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

     12. White and the Company hereby consent that any disputes relating to this Agreement will be governed by Texas law, without regard to its choice of law rules, and any claims will brought in the court of appropriate jurisdiction in Texas.

     13. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

     14. This Separation Agreement and General Release, White's Executive Severance Agreement, and White's Merger Implementation and Retention Bonus Agreement constitute the entire Agreement between White and the Company as to the subject matter addressed herein and shall be binding upon the heirs, successors, and assigns of White and the Company. No other promises or agreements with regard to this subject matter have been made to White other than those in this Agreement. White is not relying on any statement, representation, or warranty that is not contained in this Agreement. White acknowledges that he has read this Agreement carefully, fully understands the meaning of the terms of this Agreement, and is signing this Agreement knowingly and voluntarily.


Subscribed and sworn to before
me this     day of             , 1999.   --------------------------------------
        ---        ------------          Thomas W. White


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          Notary Public                        Date



Subscribed and sworn to before           GTE Service Corporation
me this     day of             , 1999.
        ---        ------------


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          Notary Public                  By:
                                         Title:

                                         -------------------
                                               Date